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                                                                  Exhibit 10.23

                               VITAL IMAGES, INC.

                      NON-QUALIFIED STOCK OPTION AGREEMENT


OPTIONEE:                                   Douglas M. Pihl

GRANT DATE:                                 February 24, 1998

NUMBER OF OPTION SHARES:                    300,000 Shares

EXPIRATION DATE:                            February 24, 2006



         THIS AGREEMENT is made as of the Grant Date set forth above, by and between Vital Images, Inc. (the "Company"), and the Optionee named above, who is serving as President and Chief Executive Officer of the Company (the "Optionee").

         The Company desires, by affording the Optionee an opportunity to purchase shares of its Common Stock, $.01 par value (the "Common Stock"), as hereinafter provided, to induce the Optionee to continue performing services for the Company.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereby agree as follows:

1. Grant of Option. The Company hereby grants to the Optionee the right and option to purchase all or any part of the aggregate number of shares of Common Stock set forth above (the "Option Shares") (such number being subject to adjustment as provided in paragraph 8, hereof) on the terms and conditions set forth in this Agreement. This option is NOT intended to be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

2.       Term and Exercise of Option.

         a. The term of this option shall commence on the Grant Date and shall continue until the Expiration Date set forth above, unless earlier terminated. Except as otherwise provided herein, this option will vest and become exercisable in cumulative installments as follows:

                  (i) Up to 100,000 of the Option Shares may be purchased after February 24, 1998 and prior to the termination of this option (Group I Option Shares);

                  (ii) An additional 100,000 of the Option Shares may be purchased at any time on or after February 24, 1999 and prior to termination of this option (Group II Option Shares); and

                  (iii) An additional 100,000 of the Option Shares may be purchased at any time on or after February 24, 2000 and prior to the termination of this option (Group III Option Shares).

         b. The option shall cease vesting, as described paragraph 2.a.
         above, at such time as the Optionee shall cease providing services to the Company pursuant to a written employment or consulting contract for any reason, including death and disability; provided that the option shall remain exercisable, to the extent that the option has already vested according to the schedule provided in paragraph 2.a.
         above, pursuant to the terms of paragraphs 6 and 7 below.

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         For example, if the Optionee terminated employment on December 31,
         1999, he would be vested in 200,000 Option Shares (the Group I Options Shares and Group II Option Shares), but not in the Group III Option Shares.

         c. To exercise this option, the Optionee shall give written notice to the Company in the form attached as Exhibit A, to the attention of its Chief Financial Officer or other designated agent, and shall deliver payment in full for the Option Shares with respect to which this option is then being exercised, as provided in paragraph 4.b. below.

         d. The total purchase price of the shares to be purchased upon exercise of this option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Compensation Committee, in its sole discretion and upon terms and conditions established by the Compensation Committee, may allow such payments to be made, in whole or in part, by tender of previously acquired shares of Company stock, a promissory note (on terms acceptable to the Compensation Committee in its sole discretion) or by a combination of such methods.

         e. Neither the Optionee nor the Optionee's legal representatives, legatees or distributees, as the case may be, will be, or will be deemed to be, a holder of any Option Shares for any purpose unless and until certificates for such shares are issued to the Optionee or the Optionee's legal representatives, legatees or distributees, under the terms of the Option Plan.

3. Purchase Price. The purchase price of the Option Shares shall be as follows (such purchase price being subject to adjustment as provided in paragraph 8 hereof).

         a. Group I Option Shares: the purchase price for the Group I Option Shares shall be $1.125 per share.

         b. Group II Option Shares: the purchase price of the Group II Option Shares shall be $2.25 per share.

         c. Group III Option Shares: the purchase price of the Group III Option Shares shall $4.50 per share.

4.       Limitations on Exercise of Option.

         a. The exercise of this option will be contingent upon receipt from the Optionee (or the purchaser acting under paragraph 7 below) of the full purchase price of such Option Shares. Payment of the purchase price may be made in cash, check, bank draft, money order, in shares of Common Stock, including shares issuable upon exercise of this option, having an aggregate fair market value on the date of exercise which is not less than the total purchase price, by tender of a broker exercise notice, or by a combination of such methods.

         b. The issuance of Option Shares upon the exercise of this option shall be subject to all applicable laws, rules, and regulations. If, in the opinion of the Board of Directors of the Company, (i) the listing, registration, or qualification of the Option Shares under any state or federal law, (ii) the consent or approval of any regulatory body, or
         (iii) an agreement of the Optionee with respect to the disposition of the Option Shares, is necessary or desirable as a condition to the issuance or sale of the Option Shares, this option shall not be exercisable unless and until such listing, registration, qualification, consent, approval or agreement is effected or obtained in form satisfactory to the Board of Directors.

5. Nontransferability of Option. This option shall not be transferable by the Optionee, other than by will or the laws of descent and distribution. During the lifetime of the Optionee, this option shall be exercisable only by the Optionee.

6.       Termination of Service.

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         a. If the Optionee shall cease to serve as an employee of or consultant to the Company pursuant to a written contract for any reason whatsoever, this option may be exercised, to the extent the option was exercisable on the date of such termination, until the Expiration Date set forth above. For example, if the Optionee terminated employment with the Company on December 31, 1999, this option would continue to be exercisable as to the Group I Option Shares and Group II Option Shares until February 24, 2006.

         b. This option will not confer upon the Optionee any right to continue to serve as an employee of or consultant to the Company, nor will it interfere in any way with the Company's right to terminate the Optionee's service as an employee or consultant at any time.

7.       Death of Optionee.

         a. In the event of the death of the Optionee while the Optionee is an employee of or consultant to the Company pursuant to a written contract, and has continuously served as such since the Grant Date, this option may be exercised, to the extent the Optionee shall have been entitled to do so at the date of death, until the Expiration Date set forth above. In such event, this option shall be exercisable only by the executors or administrators of the Optionee or by the person or persons to whom the Optionee's rights under the option shall pass by the Optionee's Will or the laws of descent and distribution. For example, if the Optionee died on December 31, 1999, this option would continue to be exercisable by the Optionee's representative as to the Group I Option Shares and Group II Option Shares until February 24, 2006.

         b. In the event of the death of the Optionee after the termination of the Optionee's service as an employee of or consultant to the Company, this option may be exercised, to the extent the Optionee shall have been entitled to do so at the date of death, until the Expiration Date set forth above. In such event, this option shall be exercisable only by the executors or administrators of the Optionee or by the person or persons to whom the Optionee's rights under the option shall pass by the Optionee's Will or the laws of descent and distribution.

8. Merger, Consolidation, Reorganization, Liquidation; Adjustments. Subject to the other provisions of this option, in the event of any change in the outstanding shares of Common Stock by reason of any reorganization, merger, consolidation, liquidation, stock dividend or split, recapitalization, reclassification, combination, or exchange of shares or other similar corporate change, then if the Board of Directors shall determine, in its sole discretion, that such change necessarily or equitably requires an adjustment in the number of Option Shares or in the Option Price Per Share in order to prevent enlargement or dilution of the rights of the Optionee, such adjustments shall be made by the Board of Directors and shall be conclusive and binding for all purposes of this option. No adjustment shall be made in connection with the issuance by the Company of any warrants, rights, or options to acquire additional Common Stock or of securities convertible into Common Stock.

9. Immediate Acceleration of Option. Notwithstanding any provision in this option to the contrary, this option will become exercisable in full immediately if, subsequent to the Grant Date set forth above, any of the following events shall occur while the Optionee is an employee of the Company:

         a. The sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company,

         b. The approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

         c. A merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to effective date of such merger or consolidation have "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (A) more than 50%, but not more than 80%, of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Incumbent Directors (as defined below), or (B) 50% or less of the combined voting power

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         of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

         d. Any person becomes after the effective date of the Plan the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) 20% or more, but not 50% or more, of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Incumbent Directors, or (B) 50% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

         e. The Incumbent Directors cease for any reason to constitute at least a majority of the Board; or

         f. Any other change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirements.

         For purposes of this paragraph 9, "Incumbent Directors" of the Company will mean any individuals who are members of the Board on the effective date of this Option Agreement and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Incumbent Directors (either by specific vote or by approval of the Company's proxy statement in which such individual is named as a nominee for director without objection to such nomination).

         The Compensation Committee may, in its sole discretion, determine that the Optionee shall receive, with respect to some of the all of the Option Shares, cash in an amount equal to the excess of the fair market value of such Option Shares immediately prior to the effective date of such Change in Control over the total purchase price of the Option Shares.

         Notwithstanding any provision in this Option Agreement to the contrary, neither the Board of Directors nor the Compensation Committee shall have the power or right, either before or after the occurrence of an event described in subparagraph (a) through (f) above, to rescind, modify or amend the provisions of this paragraph 9 without the consent of the Optionee.

         10. Interpretation. The interpretation and construction of any provision of this Option Agreement shall be made by the Board of Directors and shall be final, conclusive and binding on the Optionee and all other persons.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by its duly authorized officer, and the Optionee has executed this Agreement as of the Grant Date set forth above.

                  COMPANY:                  VITAL IMAGES, INC.

                                            By /s/ GREGORY S. FURNESS
                                                   Its: CHIEF FINANCIAL OFFICER


                  OPTIONEE:                 /s/ DOUGLAS M. PIHL
                                            Douglas M. Pihl


MPL1: 239857-1/#7639-2

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                                                                      EXHIBIT A
                              NOTICE OF EXERCISE OF
                                  STOCK OPTION

TO:

FROM:

DATE:

RE:               Exercise of Stock Option

         I here by exercise my option to purchase ______________ shares of Common Stock at $___________ per share (total exercise price of $ __________ ). This notice is given in accordance with the terms of my Stock Option Agreement dated ____________ , 19__. The option price and vested amount is in accordance with Sections 2 and 3 of the Stock Option Agreement.

Check one:

[ ] Attached is cash, or a check, bank draft or money order payable to Vital Images, Inc. for the total exercise price of the shares being purchased.

[ ] Attached is a certificate(s) for shares of common stock duly endorsed in blank and surrendered for the exercise price of the shares being purchased.

[ ] I wish to exercise my option by surrendering a sufficient number of shares of Common Stock issuable upon exercise of such option to pay the exercise price.

[ ] Attached is a broker exercise notice, together with a check made payable to Vital Images, Inc. and instructions as to delivery of the shares.

[ ]      Please prepare the stock certificate in the following name(s):



Sincerely,


---------------------------------------
(Signature)


---------------------------------------
(Print or Type Name)


Letter and consideration
received on ____________, 19__
(effective date of exercise)


By:
   ------------------------------------
      Name:
           ----------------------------
      Title:
            ---------------------------

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